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                                                                  EXHIBIT 99.1



                                  PRESS RELEASE


                   REDOX Addresses Recent Stock Price Decline

October 22, 1997

Houston, Texas - REDOX Technology Corporation President Richard A. Szymanski Today spoke out on the fall over the past several days in REDOX's stock price, stating that the Company believes that it has been almost entirely the result of the Company's recent release from restriction of approximately one million shares held by a former officer of the corporation, and that individual's aggressive liquidation of his equity position for reasons unrelated to the Company or its prospects. Szymanski states that the fundamental course and timetable for REDOX has not changed in any way, and that the Company remains on track with respect to its plans and projects. Asked to comment on the prudence of the market maker managing the liquidation of the former Company insider's stock, Szymanski said that REDOX will make no public statement on that issue, specifically, but hopes that the investment community, in genera, and each of the Company's market makers, in particular, will consider this a temporary situation.

REDOX Technology Corporation Common stock trades on the Over-the-Counter (OTC) Electronic Bulletin Board Service of the NASD under the symbol RDOX.